UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material Pursuant to Rule 14a-12

BEVERLY ENTERPRISES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

NEWS RELEASE

Investor	James M. Griffith	News Media	Blair C. Jackson
Contact:	Senior Vice President	Contact:	Vice President
	Investor Relations		Corporate Communications
	(479) 201-5514		(479) 201-5263

Beverly Enterprises Provides Stockholders
With Update On Sale Process;
Multiple Parties Already Accessing Online Data Room

FORT SMITH, Ark., April 5, 2005 – Beverly Enterprises, Inc. (“BEI”) (NYSE: BEV) today sent the following letter to its stockholders as an update on its progress in the process to sell the company, announced on March 22, 2005:

April 5, 2005

Dear Fellow Stockholder:

Your Board is committed to maximizing the value of your investment in BEI through a sale of the company as soon as practicable in a fair, open and transparent auction that encourages the participation of all qualified parties. This process, which is being actively overseen by the independent members of your Board, is well under way.

You should know that:

•	Interest in the auction is robust. Our financial advisors, Lehman Brothers and JPMorgan, have received requests for information in connection with a possible purchase of BEI from more than a dozen parties. We have signed confidentiality agreements with a number of potential bidders, and are in the process of doing so with several others;

•	To allow potential bidders who have signed confidentiality agreements the opportunity to “hit the ground running” in performing due diligence, we established an online data room that became operational on April 4, 2005, and which multiple parties are already accessing;

•	We can assure you that, in order to both deliver the right transaction at the right price and complete this sale process as expeditiously as possible, we have put in place a compensation schedule for our financial advisors that we believe provides strong incentives for them to facilitate a value maximizing transaction as soon as possible. As the total enterprise value of a transaction increases, the total compensation to our financial advisors increases. Accordingly, we believe that our financial advisors are and will continue to be sufficiently incentivized to bring about a transaction that maximizes value for our stockholders.

To ensure maximum accountability in pursuing an effective sale process, your Board has voted to hold a special meeting of stockholders six months following the upcoming April 21, 2005, annual meeting, if requested by beneficial owners of at least 20% of our common stock. This will allow BEI’s stockholders to replace the Board next October if they are not satisfied with the progress that has been made.

Importantly, your Board strongly believes that it – and not an outside party, such as the Whitman/Appaloosa group – is best qualified to run an effective, open and fair sale process.

PROTECT YOUR INVESTMENT
SIGN, DATE AND RETURN THE ENCLOSED WHITE PROXY CARD TODAY

As we move forward, we will continue to provide you with updates of important new developments. In the meantime, your support remains essential to an effective and expeditious sale process. Please sign, date and return the enclosed WHITE proxy card today. Thank you for your continued support.

On behalf of the Board of Directors,
William R. Floyd
Chairman, President and Chief Executive Officer

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If you have any questions or need further assistance in voting, please contact:

GEORGESON SHAREHOLDER COMMUNICATIONS INC.

Stockholders call (877) 278-4793 (toll-free in the United States and Canada) Banks and Brokers call (212) 440-9800 (collect)

INNISFREE M&A INCORPORATED

Stockholders call (877) 825-8730 (toll-free in the United States and Canada) Banks and Brokers call (212) 750-5833 (collect)

IMPORTANT INFORMATION

On March 15, 2005, Beverly Enterprises, Inc. (“BEI”) filed a definitive proxy statement with the Securities and Exchange Commission relating to BEI’s solicitation of proxies with respect to its 2005 annual meeting of stockholders. BEI URGES INVESTORS AND SECURITY HOLDERS TO READ THE PROXY STATEMENT BECAUSE IT CONTAINS IMPORTANT INFORMATION (INCLUDING INFORMATION REGARDING THE NAMES, AFFILIATION AND INTERESTS OF INDIVIDUALS WHO MAY BE DEEMED PARTICIPANTS IN THE SOLICITATION OF PROXIES). You may obtain BEI’s proxy statement, any amendments or supplements to the proxy statement and other relevant documents free of charge at www.sec.gov. You may also obtain a free copy of BEI’s proxy statement, any amendments and supplements to the proxy statement and other relevant documents by writing to Beverly Enterprises, Inc. at One Thousand Beverly Way, Fort Smith, Arkansas 72919, Attn: Investor Relations or at www.beverlycorp.com under the tab “Investor Information” and then under the heading “SEC Filings”.

FORWARD LOOKING STATEMENTS

The statements in this document relating to matters that are not historical facts are forward-looking statements based on management’s beliefs and assumptions using currently available information and expectations as of the date hereof. Forward-looking statements are not guarantees of future performance and involve certain risks and uncertainties, including the risks and uncertainties detailed from time to time in BEI’s filings with the Securities and Exchange Commission. In addition, our results of operations, financial condition and cash flows also may be adversely impacted by the unsolicited indication of interest in an acquisition of BEI by

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Appaloosa Management, LP, Franklin Mutual Advisors, LLC, Formation Capital, LLC and Northbrook NBV, LLC, and related actions taken by this group, including the nomination of candidates for election to BEI’s board of directors. These actions may impact our ability to attract and retain customers, management and employees and may result in the incurrence of significant advisory fees, litigation costs and other expenses. Although BEI believes that the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will prove to be correct. BEI assumes no duty to publicly update or revise such statements, whether as a result of new information, future events or otherwise.

BEI, through its operating subsidiaries, is a leading provider of healthcare services to the elderly in the United States. BEI currently operates 346 skilled nursing facilities, as well as 18 assisted living centers, and 56 hospice and home care centers. Through Aegis Therapies, BEI also offers rehabilitative services on a contract basis to facilities operated by other care providers.

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